UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) April 4, 2011

iGATE Corporation

(Exact Name of Registrant as Specified in Its Charter)
Pennsylvania
(State or Other Jurisdiction of Incorporation)

000-21755	25-1802235

(Commission File Number)	(IRS Employer Identification No.)
6528 Kaiser Drive, Fremont, CA	94555

(Address of Principal Executive Offices)	(Zip Code)
(510) 896-3015

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
     Statements contained in this Current Report of Form 8-K regarding the benefits of the proposed acquisition (the “Patni Acquisition”) by iGate Corporation (the “Company”) of a majority stake in Patni Computer Systems Limited (“Patni”), the business outlook, the demand for the products and services, and all other statements in this Current Report on Form 8-K other than recitation of historical facts are forward-looking statements. Words such as “expect,” “potential,” “believes,” “anticipates,” “plans,” “intends” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this Current Report on Form 8-K include, without limitation, forecasts of market growth, future revenues, benefits of the proposed Patni Acquisition, expectations that the Patni Acquisition will be accretive to the results, future expectations concerning growth of business, cost competitiveness and expansion of global reach following the Patni Acquisition, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this Current Report on Form 8-K. Such risk factors include, among others: difficulties encountered in integrating Patni’s business; uncertainties as to the timing of the Patni Acquisition, including the consummation of the public offer under the Indian Takeover Regulations and the tender offer under U.S. securities laws; the satisfaction of the closing conditions to the Patni Acquisition and related transactions (the “Transactions”), including the receipt of regulatory approvals; whether certain market segments grow as anticipated; the competitive environment in the information technology services industry and competitive responses to the Patni Acquisition; and whether the companies can successfully provide services/products and the degree to which these gain market acceptance. Any forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements as circumstances change.
     Unless the context requires otherwise, references in this Current Report on Form 8-K to “iGATE,” “we,” “our,” “us” and “the Company” are to iGATE Corporation and its consolidated subsidiaries, both before and after the consummation of the Patni Acquisition, as applicable. Unless the context requires otherwise, references in this Current Report on Form 8-K to “Patni” refer to Patni Computer Systems Limited and its consolidated subsidiaries. Financial information identified in this Current Report on Form 8-K as “pro forma” gives effect to the Transactions.
     The Company hereby furnishes the following information regarding its business that was prepared in connection with the Transactions related to the Patni Acquisition:

Business Overview

We are a worldwide outsourcing provider of integrated end-to-end offshore centric information technology (“IT”) and IT-enabled operations solutions and services. Our clients are primarily Global 2000 customers from the financial, insurance, manufacturing, retail, healthcare, and media and entertainment industries. We work with clients to optimize their businesses, secure year-on-year cost benefits, and tie costs to business needs and results. Our IT services include client/server design and development, conversion/migration services, offshore business services provisioning, enterprise resource planning (“ERP”) package implementation and integration services, software development and applications maintenance outsourcing technology and process consulting, data warehousing, enterprise solutions, application development, testing services, infrastructure management services and business process outsourcing (“BPO”). We also offer Integrated Technology and Operations (“iTOPS”) solutions that integrate IT outsourcing and IT-enabled operations offshore outsourcing solutions and services seamlessly. In addition to cost savings, the iTOPS model provides clients with innovative ways to enhance the quality and performance of their operations through better alignment of business processes to IT infrastructure.

We believe our innovative approach of integrating IT and IT-enabled operations and our ability to leverage a global delivery model provide our clients with clearly differentiated and demonstrated value. We employ an offshore/nearshore delivery model with over 8,000 employees and 29 offices worldwide. Following the Patni Acquisition, our delivery model will include over 25,000 employees and offices in over 20 countries worldwide. Our global delivery model leverages both onsite delivery and comprehensive offshore services, depending upon a client’s location and preferences. We target large and medium-sized organizations across a diverse set of industries, including financial services, insurance, manufacturing, healthcare and media and entertainment. We were founded in 1986 and our principal executive office is located in Fremont, California. We have operations in India, Canada, the United States, Europe, Mexico, Singapore, Malaysia, Japan and Australia.

For the year ended December 31, 2010, on a pro forma basis, we had revenues of approximately $982.3 million and Adjusted EBITDA of approximately $211.1 million.

Acquisition of a Majority Stake in Patni Computer Systems Limited

On January 10, 2011, we entered into definitive agreements to acquire a majority stake in Patni. In connection with the Patni Acquisition, we will acquire 63% of the outstanding share capital of Patni (60.2% of the outstanding share capital of Patni on a fully diluted basis), and have commenced an open offer to the public shareholders of Patni to purchase up to an additional 20.6% of the outstanding share capital of Patni (20.0% of the outstanding share capital of Patni on a fully diluted basis). The Patni Acquisition is valued at approximately $1.22 billion, assuming the open offer to the public shareholders of Patni is fully subscribed. The Patni Acquisition is expected to be completed in the first half of 2011.

Patni is a global provider of IT services and business solutions, servicing Global 2000 clients. Patni services its clients through its micro-vertical focus in banking and insurance; manufacturing, retail and distribution; life sciences; product engineering; and communications, media and utilities. Patni’s service offerings include application development and maintenance, enterprise software and systems integration services, business and technology consulting, product engineering services, infrastructure management services, customer interaction services and BPO, quality assurance and engineering services.

Patni has a track record of successfully developing and managing large, long-term client relationships with some of the world’s largest and best known companies. Its customer base includes 297 clients as of December 31, 2010. Patni’s revenues have grown from $578.9 million in 2006 to $701.7 million in 2010, representing a compounded annual growth rate (“CAGR”) of 4.9% and its net income has grown from $59.2 million in 2006 to $133.2 million in 2010, representing a CAGR of 22.5%. Patni’s total number of employees was 12,804 as of December 31, 2006 and has increased to 17,642 as of December 31, 2010. Patni has invested in new high-tech facilities, which are referred to as “knowledge parks”, designed for expanding its operations and training its employees. Patni constructed the new facilities in India, located in Chennai, Navi Mumbai and Noida. Patni has 243 sales and marketing personnel supported by dedicated industry specialists in 30 sales offices around the globe, including North America, Europe, Japan and the rest of the Asia-Pacific region.

Acquisition Rationale

The Patni Acquisition will combine two highly recognized IT services and outsourcing companies with complementary industry verticals that are expected to facilitate sustained long-term growth and strengthen our competitive position as a top-tier company in the highly-fragmented global IT industry. We expect to utilize Patni’s expanded pool of talent, diverse expertise across multiple verticals, higher level of strategic end-to-end service offerings and established management team to enable us to offer differentiated solution sets in developing and maintaining long-term client relationships with a diversified client basis that spans different industry verticals. We also expect to realize multiple synergies from this combination, including:

•	On a pro forma basis, we would have had approximately $982.3 million in revenues in 2010 and over 25,000 employees as of December 31, 2010, providing the opportunity to compete for larger contracts and more verticals;
•	We will have a strong presence across several verticals that both companies are successful in, including financial services, insurance, manufacturing, retail, media and entertainment and healthcare;
•	We will be able to cross-sell key solutions to a broader client base and will have increased access to global customers and new geographies;
•	We will have a broader product offering which should help win new business in a competitive marketplace;
•	We expect to benefit from the combination through increased efficiencies in operations, delivery services and economies of scale from the consolidation of shared services; and
•	We expect to leverage iGATE’s ranking as one of the top three companies in India in numerous employer surveys to enable the combined company to create a stronger employer brand and help us retain talent and reduce attrition.

There can be no assurance that any of the above synergies or any other synergies will be realized or that the costs associated with such synergies will not be higher than expected.

Industry Background

The rise of global service providers has enabled companies to reduce costs and improve productivity. This growth has been driven by numerous factors, including the broad adoption of global communications, increased competition from globalization, and the organization and availability of highly-trained offshore workforces. Global demand for high quality, lower cost IT and IT-enabled services has created a significant opportunity for the service providers that can successfully leverage the benefits of, and address the challenges in using, an offshore talent pool. The effective use of offshore personnel can offer a variety of benefits, including lower costs, faster delivery of new IT solutions and innovations in vertical solutions, processes and technologies. India is a leader in IT services, and is regarded as having one of the largest and highest quality pools of talent in the world. Historically, IT service providers have used offshore labor pools primarily to supplement the internal staffing needs of clients. However, evolving client demands have led to the increasing acceptance and use of offshore resources for a broad portfolio of higher value-added services, such as application development, integration and maintenance, as well as technology consulting.

India’s services and software exports continue to see significant growth. NASSCOM (India’s National Association of Software & Services Companies) reports indicate that India’s IT software and services and BPO sectors are expected to exceed $76 billion in revenues in 2011. This is a growth rate of approximately 19% over the prior fiscal year. According to the latest NASSCOM “Perspective 2020: Transform Business, Transform India” report, global changes and new megatrends in the economy, demographics, businesses, society and environment are set to expand the outsourcing industry by creating new dynamics and opportunities resulting in export revenues of approximately $175 billion by 2020.

In addition to market growth in software and services, clients are increasingly looking to utilize offshore labor pools for labor-intensive business services such as BPO. Growing at more than 35% over the past three years, BPO is the fastest growing segment of the overall offshore market, which is currently estimated at a market size of $26-29 billion according to NASSCOM’s “Everest India BPO Study.” IT and business services are typically managed as separate offerings by service providers. The two offerings have very different workflows and infrastructure requirements. Additionally, whereas IT services require highly trained professionals, many offshore business services, such as BPO, generally require only college graduates with foreign language skills. As a result, many large service providers, who offer both IT and business services, manage them through separate internal organizations. Many clients have also separated these functions. Unfortunately, this separation often results in competing interests between IT and business operations.

As global services have become more prevalent, many clients are now seeking tighter integration of their IT and business processes to maintain differentiation and cost efficiency. Additionally, as most BPO services depend upon client technology and infrastructure, many BPO clients are seeking to outsource their IT services. We believe that this demand will require global service providers to offer converged IT and business solutions. We believe that those providers who are experts in their clients’ IT and business processes and who can best deliver converged services using a combination of onsite and offshore professionals will most benefit from these industry trends.

Our Global Delivery Model

Global demand for high quality, lower cost IT and IT-enabled services has created a significant opportunity for us, which we use to successfully leverage the benefits of, and address the challenges in using, an offshore talent pool. Our effective use of offshore personnel offers a variety of benefits, including lower costs, faster delivery of new IT solutions and innovations in vertical solutions, processes and technologies.

We have adopted a global delivery model for providing services to our clients. Our global delivery model includes on-site and offshore teams. We have offshore development centers located in Bangalore, Hyderabad, Chennai and Noida in India and have global development centers located in Australia, Mexico, Canada, the United States and India. The centers can deliver both onsite and offshore services, depending on client location and preferences.

Patni operates through its facilities located in various parts of India and has 243 sales and marketing personnel supported by dedicated industry specialists in 30 sales offices around the globe, including North America, Europe, Japan and the rest of the Asia-Pacific region. In the recent past, Patni has acquired facilities to support its growth. In keeping with its plans for expansion, Patni has constructed new facilities in India, which includes three knowledge parks in Chennai, Navi Mumbai and Noida. These knowledge parks have state-of-the-art infrastructure with extensive workspace and training facilities and a modular design for ease of segregation of dedicated projects with the ability to provide scale and service to clients from one location.

IT services that we deliver using our offshore centers include software application development and maintenance, implementation and support of enterprise applications, package evaluation and implementation, re-engineering, data warehousing, business intelligence, analytics, data management and integration, software testing and IT infrastructure management services. We believe that we deliver high quality solutions to our clients at substantial savings by using our global pool of highly talented people.

IT-enabled operations offshore outsourcing solutions and services offered include BPO, transaction processing services and call center services. BPO services are offered to clients that are looking to achieve converged IT and BPO solutions. The transaction processing services offered are focused on the mortgage banking, financial services, insurance and capital market industries, except for the delivery of finance and accounting functions such as accounts payable which can be performed for clients across all industries. The call center services are offered to clients in several industries and are not industry specific.

Competitive Strengths

We believe that we are well-positioned to capitalize on the following competitive strengths to achieve future growth:

Differentiated Business Model: We are the first outsourcing solutions provider to offer our fully integrated technology and operations structure with global service delivery. By integrating IT and BPO services, our approach enables a business model that encourages continual innovation in all areas of business transformation. We offer end-to-end converged solutions, and this integration runs through our entire sales and delivery organization.

Commitment to Attracting and Retaining Top Talent: Our strong corporate culture and work environments have received numerous awards, including the coveted #2 ranking as “Best Indian IT Employer” in 2009 by DataQuest-IDC as well as #2 ranking in “Best Companies To Work For In India” by BT-MERCER-TNS in 2008. Our success depends in large part on our ability to attract, develop, motivate and retain highly skilled IT and IT-enabled service professionals. We recruit in a number of countries, including India, the United States, Canada, Mexico, the United Kingdom, Singapore, Japan and Australia. Our employees are a valuable recruiting tool and are actively involved in referring new employees and screening candidates for new positions. We have a focused retention strategy and extensive training infrastructure.

Deep Industry Expertise: Our full lifecycle project experiences cover numerous industry verticals, having successfully met the stringent demands for many leading Fortune 1000 companies over the years. We offer specialized industry practices in areas such as financial services, insurance, manufacturing, retail, media and entertainment and healthcare. We understand the unique strategic and tactical challenges faced within each vertical allowing us to optimize and differentiate our solutions. We expect that the Patni Acquisition will enable us to expand and deepen our expertise in certain industry verticals, including insurance, manufacturing and product engineering services.

Breadth of Solutions: Our end-to-end technology services include consulting, technology services, and BPO and provisioning. We work with clients to optimize their businesses, secure substantial and sustainable cost benefits and tie costs to business needs and results. In addition, we believe that by collaborating with clients of the combined company and introducing them to our broad solution offering, we can generate new opportunities to cross-sell additional end-to-end technology services.

Proven Global Delivery Model: Our global delivery model enables us to offer flexible onsite and offshore services that are cost efficient and responsive to our clients’ preferences. We also offer access to knowledgeable personnel and best practices, deep resources and cost-efficient solutions. We have made substantial investments in our processes, infrastructure and systems, and we have refined our global delivery model to effectively integrate onsite and offshore technology services.

Leadership: Our success is highly dependent on the efforts and abilities of our Chief Executive Officer, Phaneesh Murthy, and our senior management team. This senior management team includes well-known thought leaders in IT-enabled services and all members have significant experience with the onsite/offshore delivery model we employ.

Business Strategy

We intend to become the leading provider of integrated technology and operations services. In order to achieve this goal, we are focused on the following strategies:

Penetrate and Grow Strategic Client Accounts: Both iGATE and Patni have achieved strong revenue growth by focusing on select, long-term client relationships which we call strategic accounts. We have been chosen as a preferred vendor by many of our largest strategic accounts and have been recognized for our quality and responsiveness. Following the Patni Acquisition, we aim to expand the scope of our existing client relationships by leveraging our focused industry sector expertise with delivery excellence, responsive engagement models and an increased breadth of services. Following the Patni Acquisition, we expect that the combined company will be well positioned to address the needs of iGATE’s and Patni’s larger strategic relationships through dedicated account managers who have responsibility for increasing the size and scope of our service offerings to such clients. We also expect that the Patni Acquisition will broaden our solution offering, providing additional cross-selling opportunities into a broader client base.

Attract New Clients and Expand Into Strategic Verticals: We have maintained a vertically-focused strategy in offering outsourced solutions. We will continue to target new verticals which we believe will most benefit from integrated offerings of technology and operations. Over the last year, we have expanded our sales force and added key hires to other areas of the organization to attract new strategic clients in key verticals such as healthcare, media and entertainment. Our increased scale and solution offering as a result of the Patni Acquisition will allow us to target larger contracts and improve our competitive positioning.

Continue to Enhance High Value Services, Including iTOPS Solutions: iGATE and Patni have both been recognized as industry innovators in converged IT and BPO solutions. Following the Patni Acquisition, we intend for the combined company to continue this leadership by broadening our solution offerings in this space.

Attract and Retain Top Talent: Our status as a well-recognized and highly-ranked employer in India grants us benefits in attracting top talent and maintaining a collaborative and supportive culture. We intend to continue to invest in human capital, leadership development, and career development tracks to enable us to maintain our position as a top employer in India. To that end, we have implemented comprehensive leadership, training, development, and career management programs. We expect that the combination of iGATE and Patni will create a stronger employer brand to help retain talent and reduce attrition.

Capitalization

The following table sets forth our consolidated cash, cash equivalents and short term investments and consolidated capitalization as of December 31, 2010 (i) on an actual basis and (ii) on a pro forma basis, giving effect to the Transactions and assuming the MTO has been subscribed in full. The table does not reflect the Packing Credit Facility entered into on February 21, 2011. See “Description of Certain Indebtedness.” This information should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of iGATE,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Patni” and “Unaudited Pro Forma Condensed Consolidated Financial Statements,” and our historical consolidated financial statements and related notes thereto appearing elsewhere in this offering memorandum.

	As of December 31, 2010
	Actual	Pro Forma

Cash and cash equivalents	$67,924	$11,804
Short term investments(1)	71,915	355,552

Total cash and short term investments	$139,839	$367,356

Debt:
Revolving Credit Facility (2)	$—	$—
Notes offered hereby (3)	—	770,000

Total debt	—	770,000
Series B Preferred stock(4)	—	365,000
Shareholders’ equity	248,056	224,830
Non-controlling interest	—	218,699

Total capitalization	$248,056	$1,578,529

(in thousands)

(1)	Represents investments in mutual funds, fixed deposits, non convertible debentures and other investments that are expected to be realized in cash within one year, but that do not otherwise qualify as cash equivalents under U.S. GAAP. As of February 28, 2011, our cash, short term investments and restricted cash (representing funds in escrow for use in the Patni Acquisition) were $38,843,781, $24,403,812 and $301,283,154, respectively, which includes $210 million received from the Series B Preferred Stock investment by Viscaria.
(2)	We expect to enter into the $50 million Revolving Credit Facility concurrently with the consummation of the Patni Acquisition and we do not expect to have any outstanding borrowings immediately following the consummation of the Patni Acquisition. See “Description of Certain Indebtedness.”
(3)	If the MTO is undersubscribed, the amount of the notes and/or the Series B Preferred Stock may be reduced due to the resulting decrease in the estimated purchase price of the Patni Acquisition as described in Note 1 of the “Unaudited Pro Forma Condensed Combined Financial Statements.”
(4)	Represents the amount of the Series B Preferred Stock assumed to be sold to Viscaria assuming the MTO is fully subscribed and based on the cash and short term investments available to iGATE as of December 31, 2010. To the extent additional cash, short term investments and restricted cash (representing funds in escrow for use in the Patni Acquisition) are used to fund the Patni Acquisition, the amount of Series B Preferred Stock may be correspondingly reduced.

The Transactions

Acquisition of Majority Equity Stake in Patni

On January 10, 2011, the Purchasers entered into certain definitive agreements to acquire a majority equity stake in Patni.

The Patni Acquisition involves acquiring 60.1 million shares or 43.6% of the share capital from the promoters on a fully diluted basis and 22.9 million shares (inclusive of the ADSs representing 20.2 million shares) or 16.6% of the share capital on a fully diluted basis from General Atlantic Mauritius Limited. In accordance with the requirements of Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeover) Regulations, 1997, as amended, and a tender offer pursuant to the Exchange Act and the rules and regulations of the SEC, the Purchasers have commenced the MTO to the other shareholders of Patni to purchase up to 20.0% of the fully diluted share capital.

The Patni Acquisition is valued at approximately $1.22 billion, assuming the MTO is fully subscribed. The Patni Acquisition is expected to be completed in the first half of 2011. The Patni Acquisition is subject to several conditions, including receipt of required regulatory approvals (or expiration or termination of applicable waiting periods), and the completion of the open offer for the purchase of shares of the public shareholders of Patni, and there can be no assurance that the Patni Acquisition will be completed as contemplated, or at all.

Post announcement of the acquisition, the Company obtained clearance on January 24, 2011 under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. The Company also obtained clearance on January 28, 2011 from Irish Competition Authority and obtained clearance on February 2, 2011 from the Austrian Federal Competition Authority. As of the date hereof, all antitrust clearances required under applicable law to close the Patni Acquisition have been obtained and all applicable waiting periods under such laws have either expired or been terminated.

We intend to finance the Patni Acquisition by using our available cash, as well as the proceeds of the notes offered hereby and the Viscaria transactions. Please refer to “Use of Proceeds” for more information regarding the sources and uses of proceeds to complete the Patni Acquisition.

Founders’ Purchase Agreement

The Purchasers and certain sellers acting through each of Mr. Gajendra K. Patni, Mr. Ashok K. Patni and Mr. Narendra K. Patni (collectively, the “Sellers”), have entered into a Share Purchase Agreement dated January 10, 2011 (the “Founders’ Share Purchase Agreement”), pursuant to which the Purchasers have agreed to purchase from Sellers 60.1 million shares of Patni (the “Founders’ Shares”), representing 43.6% of the share capital of Patni on a fully diluted basis (the “Founders’ Acquisition”). The aggregate purchase consideration pursuant to the Founders’ Purchase Agreement is approximately Rs. 30.3 billion or $667.8 million (representing Rs. 503.50 or $11.11 per equity share).

The obligations of the parties to complete the Founders’ Acquisition are subject to the satisfaction of customary closing conditions, including receipt of required regulatory approvals (or expiration or termination of applicable waiting periods) and the completion of the MTO, and there can be no assurance that this acquisition will be completed as contemplated.

The parties may terminate the Founders’ Purchase Agreement on or prior to the completion date in certain circumstances, including upon written notice to the other party if the relevant closing conditions have not been satisfied on or before 270 days from the signing of the Founders’ Purchase Agreement.

GA Purchase Agreements

iGATE Mauritius and General Atlantic Mauritius Limited, a company incorporated under the laws of Mauritius (“GA”), have entered into a share purchase agreement dated January 10, 2011 (the “GA Share Purchase Agreement”), pursuant to which iGATE Mauritius has agreed to purchase from GA 2,752,081 equity shares of Patni (the “GA Shares”), representing 2% of the share capital of Patni on a fully diluted basis (the “GA Share Acquisition”). The aggregate purchase consideration for the GA Shares pursuant to the GA Share Purchase Agreement is approximately Rs. 1.4 billion (representing Rs. 503.50 per equity share).

iGATE Mauritius and GA have also entered into a securities purchase agreement dated January 10, 2011 (the “GA Securities Purchase Agreement” and, together with the GA Share Purchase Agreement, the “GA Purchase

Agreements”) pursuant to which iGATE Mauritius has agreed to purchase from GA 20,161,867 restricted ADSs representing 20,161,867 equity shares of Patni (the “GA ADSs”), constituting 14.6% of the share capital of Patni on a fully diluted basis (the “GA Securities Acquisition” and, together with the GA Share Acquisition, the “GA Acquisition”). The aggregate purchase consideration for the GA ADSs pursuant to the GA Securities Purchase Agreement is approximately $224 million (representing the U.S. dollar equivalent of Rs. 503.50 per equity share underlying the GA ADSs).

The obligations of the parties to complete the GA Acquisition are subject to the satisfaction of customary closing conditions, including receipt of required regulatory approvals (or expiration or termination of applicable waiting periods) and the completion of the MTO, and there can be no assurance that this acquisition will be completed as contemplated.

Under the GA Purchase Agreements, the terms and conditions for termination of the GA Purchase Agreements on or prior to the completion date are substantially similar to those described above with respect to the Founders’ Share Purchase Agreement.

Performance Guarantees

In connection with the execution of the above agreements, we have entered into certain guarantees pursuant to which we have guaranteed to the Sellers and GA the performance by iGATE Mauritius and iGATE India, as applicable, of their obligations under the Founders’ Share Purchase Agreement and the GA Purchase Agreements.

Mandatory Tender Offer

Pursuant to a letter of offer dated as of March 28, 2011, iGS and iGATE Mauritius have offered to purchase up to 27,085,565 equity shares of Patni, par value of Rs. 2 each (the “Shares”) (including Shares represented by ADSs), for an aggregate purchase price of approximately Rs. 13.6 billion (representing Rs. 503.50 per Share). The MTO is expected to commence on April 8, 2011 and is expected to expire on April 27, 2011, at 7:00 a.m., New York City time.

Series B Preferred Stock Purchase Agreement

On January 10, 2011, we also entered into the Viscaria Purchase Agreement to raise equity financing to pay a portion of the cash consideration for the Patni Acquisition. Under the Viscaria Purchase Agreement, we agreed to sell to Viscaria, in a private placement, up to 480,000 shares of Series B Preferred Stock, for an aggregate purchase price of up to $480 million. Viscaria agreed to purchase the shares of Series B Preferred Stock at two separate closings: (i) $210 million of Series B Preferred Stock at the first closing (which occurred on February 1, 2011), and (ii) an additional $60 million of Series B Preferred Stock at a second closing (which is expected to occur in the first half of 2011 in connection with the closing of the Patni Acquisition). An interim funding of up to $30 million of such second closing purchase price (in exchange for the issuance by the Company of up to 30,000 shares of Series B Preferred Stock to Viscaria) may, upon mutual agreement of such parties, be funded prior to the second closing under such securities purchase agreement in order to enable the Purchasers to comply with their respective obligations under Indian law in connection with the MTO to purchase up to 20.6% of the outstanding Patni shares in connection with the Patni Acquisition. In addition, we have the option to sell up to an additional 210,000 shares of Series B Preferred Stock to Viscaria for a purchase price of $210 million at the second closing to raise additional equity financing to pay a portion of the cash consideration for the Patni Acquisition. The second closing is subject to several conditions, including receipt of required regulatory approvals (or expiration or termination of applicable waiting periods), and the completion of the MTO in accordance with Indian law and satisfaction of all conditions to consummate the transactions contemplated by the Founders’ Share Purchase Agreement and GA Purchase Agreements, and there can be no assurance that the second closing will be completed as contemplated, or at all. On January 24, 2011, the Company obtained early termination confirmation under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, in connection with the Viscaria Purchase Agreement.

Terms of the Series B Preferred Stock

On January 31, 2011, iGATE filed with the Secretary of the Commonwealth of Pennsylvania a Statement with Respect to Shares (“Statement with Respect to Shares”) for the Series B Preferred Stock, which sets forth the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions, of the Series B Preferred Stock which were not previously fixed by our articles of incorporation. In accordance with the Statement with Respect to Shares, but subject to applicable law and exchange listing rules and regulations, the Series B Preferred Stock, among other things:

•	accrues cumulative dividends at a rate of 8.00% per annum, which dividends will be added to the liquidation preference of the Series B Preferred Stock quarterly;
•	is entitled to participate in dividends and other distributions payable on our common stock on an as-converted basis;
•	provides for a holder option to convert the outstanding principal plus accrued and unpaid dividends into our common stock at any time and from time to time at an initial conversion price of $20.30 per share (which conversion price is subject to adjustment in certain circumstances);
•	is subject to our option to convert the Series B Preferred Stock into our common stock after 18 months from the applicable closing date if, among other things, the volume weighted average price of our common stock exceeds 205% of the then applicable conversion price for a specified period of time;
•	is redeemable for cash at an amount equal to the outstanding principal plus accrued and unpaid dividends upon the exercise of the holder’s put right at six years from the last occurring closing date;
•	provides that, if the Series B Preferred Stock is not sooner converted, such preferred stock is subject to a mandatory conversion into shares of our common stock on the date that is six years from the applicable closing date (subject to extension in limited circumstances) unless the holder exercises the put right described in the immediately preceding bullet point; and
•	provides the holder the right to receive, prior to any payment in respect of any junior equity securities, the greater of the outstanding principal plus accrued and unpaid dividends and the as-converted value upon our liquidation or upon certain changes of control (which amount upon a change of control may vary based upon when the change of control occurs).

Further, pursuant to the Statement with Respect to Shares, the holders of the Series B Preferred Stock benefit from customary anti-dilution and conversion price adjustment provisions in specified circumstances. Additionally, subject to certain exceptions and applicable law and exchange rules, the holders of Series B Preferred Stock will be entitled to vote (a) on an as-converted basis with the holders of shares of our common stock on all matters upon which such shareholders are entitled to vote and (b) as a separate class with respect to the election of certain nominees to our Board. Our failure to comply with certain provisions of the Statement with Respect to Shares (including requirements relating to redemption payments, certain shareholder approvals, and certain requirements under the Investor Rights Agreement (as defined herein)) may result, if not cured, in certain increases to the dividend accrual rate of the Series B Preferred Stock and, under certain circumstances and subject to applicable law and exchange rules, a right of the holders of Series B Preferred Stock to increased representation on our Board, in each case, for the duration of such noncompliance.

Investor Rights Agreement

On February 1, 2011, as contemplated by the Viscaria Purchase Agreement, we entered into an investor rights agreement (“Investor Rights Agreement”) with Viscaria pursuant to which, among other things, we have agreed, so long as Viscaria and certain holders affiliated with Viscaria in the aggregate hold at least one third of Viscaria’s initial equity stake as of the latest applicable closing under the Viscaria Purchase Agreement, to grant Viscaria certain rights, including the right to designate at least one director to our Board if the number of directors on the Board is nine or less, and, subject to applicable law and exchange listing rules, two directors to our Board if the number of directors is ten or more. Additionally, so long as Viscaria and certain other holders affiliated with it maintain at least one half of Viscaria’s initial equity investment in us, (a) such holders (“Majority Investor Holders”) will be entitled to certain (i) preemptive and rights of first offer on future equity and/or debt issuances of iGATE and (ii) customary registration rights with respect to the common stock issuable upon the conversion of the Series B Preferred Stock, and (b) the consent of the majority of the Majority Investor Holders will be required for:

(i)	certain dividends or payments to holders of our other equity interests or to management or related parties;
(ii)	subject to certain exceptions, the authorization, issuance or entrance into any agreement providing for the issuance of any debt or equity securities of iGATE or any of its subsidiaries;
(iii)	certain reclassifications or recapitalizations of securities of iGATE or its subsidiaries that would adversely affect the rights of the holders of the Series B Preferred Stock;
(iv)	certain asset disposals exceeding a specified threshold;
(v)	certain acquisitions exceeding a specified threshold;
(vi)	the entrance into certain material transactions involving Patni or the sale of Patni securities;

(vii)	certain changes in our line of business or the line of business of any of our subsidiaries, including Patni;
(viii)	the entrance into, amendment, modification or supplementation of certain agreements with any parties related to us or any of our wholly-owned subsidiaries;
(ix)	the creation, incurrence, guarantee, assumption or issuance by us or any of our subsidiaries of certain additional indebtedness;
(x)	the hiring or termination of our Chief Executive Officer or our Chief Financial Officer;
(xi)	the amendment or rescission of any provision of our or any of our subsidiaries’ certificate of incorporation, articles of incorporation, by-laws or similar organizational documents that would directly conflict with the terms and provisions of the Investor Rights Agreement or the Statement with Respect to Shares;
(xii)	the voluntary delisting of our common stock from certain markets;
(xiii)	certain increases in the size of our Board;
(xiv)	the voluntary commencement of certain insolvency events; and
(xv)	the agreement to any of the foregoing.

Our failure to comply with certain provisions of the Investor Rights Agreement (including requirements relating to Viscaria’s nominees to our Board, consent rights and registration rights) may result, if not cured, in certain increases to the dividend accrual rate of the Series B Preferred Stock and, in the event we fail to make any required redemption payment, subject to applicable law and exchange listing rules, increased representation of the holders of the Series B Preferred Stock on our Board, in each case, for the duration of such noncompliance. In addition, in the event we fail to make any required redemption payment, the Majority Investor Holders may also have consent rights with respect to (a) any change of control, (b) any issuance, disposition, acquisition, assumption or incurrence which would otherwise be permitted under clauses (ii), (iv), (vi) or (ix) of the immediately preceding paragraph, (c) our and our subsidiaries’ annual budget, and (d) the approval of the employment or termination of any member of our senior management.

Effective February 1, 2011, pursuant to the terms of the Investor Rights Agreement, Viscaria’s nominee, Mr. Salim Nathoo, was appointed as a director to our Board. Mr. Nathoo will serve as a member of the Nominating and Corporate Governance Committee and the Compensation Committee of our Board. In addition, Viscaria has the right to designate one non-voting observer to attend meetings of our Board.

Voting and Standstill Agreement

In connection with the signing of the Viscaria Purchase Agreement described above, we entered into a voting and standstill agreement (“Voting and Standstill Agreement”) dated as of January 10, 2011, with Viscaria, Messrs. Sunil Wadhwani and Ashok Trivedi and certain entities affiliated with such shareholders (collectively, the “Shareholders”). As of the first closing under the Viscaria Purchase Agreement, we entered into an amended and restated voting and standstill agreement (the “Amended and Restated Voting and Standstill Agreement”), dated as of February 1, 2011, with Viscaria and the Shareholders for the purpose of amending and restating the Voting and Standstill Agreement in order to reflect the final agreement between the Shareholders and Viscaria with respect to matters covered thereby. Pursuant to the Amended and Restated Voting and Standstill Agreement, the Shareholders have agreed to vote in favor of the transactions contemplated under the Viscaria Purchase Agreement, the issuance of the Series B Preferred Stock and certain rights associated with the Series B Preferred Stock, including the right to designate a director to our Board. Further, subject to certain ownership thresholds set forth in the Amended and Restated Voting and Standstill Agreement, (i) Viscaria agreed to vote in favor of the election of each of Messrs. Sunil Wadhwani and Ashok Trivedi to our Board and (ii) if a vote of the holders of our common stock is required to elect such nominees (whether due to the full conversion into common stock of all outstanding shares of Series B Preferred Stock or otherwise), the Shareholders have agreed to vote in favor of the election of the person(s) nominated by Viscaria to our Board. All such parties have agreed to vote against any action, agreement or transaction not consistent with the foregoing.

Unaudited Pro Forma Condensed Combined Financial Statements

On January 10, 2011, iGATE Mauritius and iGS entered into certain definitive agreements to acquire a majority stake in Patni Computer Systems Limited.

Patni is a company incorporated in India under the Indian Companies Act, 1956. In February 2004, Patni completed an initial public offering of its equity shares in India. In December 2005, Patni also completed an initial public offering of ADSs in the United States of America. Patni is engaged in IT consulting, software development and BPO. It provides multiple service offerings to its clients across various industries comprising banking and insurance; manufacturing, retail and distribution; life sciences; product engineering; and communications, media and entertainment and utilities. The various service offerings comprise application development and maintenance, enterprise software and systems integration services, business and technology consulting, product engineering services, infrastructure management services, customer interaction services and BPO, quality assurance and engineering services.

The Patni Acquisition involves acquiring 60,091,202 shares or 45.6% of the outstanding share capital from Patni’s promoters (43.6% on a fully diluted basis) and 22,913,948 shares (inclusive of the American Depositary Shares of 20,161,867 shares) or 17.4% of the outstanding share capital from General Atlantic Mauritius Limited (16.6% on a fully diluted basis). Further, in accordance with the requirements of Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeover) Regulations, 1997, as amended, and a tender offer pursuant to the Exchange Act, and the rules and regulations of the SEC, the Purchasers will also make a mandatory open public offer to the other shareholders of Patni to purchase up to 27,085,565 shares or 20.6% of the outstanding share capital (20.0% on a fully diluted basis). These unaudited pro forma condensed combined financial statements assume that we will acquire 83.6% of the outstanding shares of Patni (80.2% on a fully diluted basis).

The Patni Acquisition is valued at approximately $1.22 billion, assuming the MTO is fully subscribed. The Patni Acquisition is expected to be completed in the first half of 2011. The Patni Acquisition is subject to several conditions, including receipt of required regulatory approvals (or termination of applicable waiting periods), and the completion of the MTO.

In connection with the Patni Acquisition, the Company entered into financing arrangements with Viscaria, to raise equity financing for the Patni Acquisition of up to $480 million of newly designated 8.0% Series B Preferred Stock. Viscaria agreed to purchase shares of the Series B Preferred Stock at two separate closings: (i) $210 million of the Series B Preferred Stock at the first closing (which occurred on February 1, 2011), and (ii) an additional $60 million of the Series B Preferred Stock at a second closing (which is expected to occur a few days prior to the closing of the Patni Acquisition). The Company has the option to sell up to an additional $210 million (balance of the commitment) of the Series B Preferred Stock to Viscaria at the second closing to fund the Patni Acquisition. These unaudited pro forma condensed combined financial statements assume that the Company will sell a total of $365 million of the Series B Preferred Stock. The actual amount of the Series B Preferred Stock as of the closing may vary including pursuant to the use of the Company’s cash.

On January 10, 2011, we also entered into a debt commitment letter with Jefferies Finance LLC and Royal Bank of Canada for a revolving credit facility of $50 million, and if the notes are not issued on or prior to the consummation of the Patni Acquisition, to provide up to $700 million of senior increasing rate loans under a credit facility. These unaudited pro forma condensed combined financial statements assume the issuance of $770 million in aggregate principal amount of senior notes being offered hereby. For additional information see the accompanying notes to the unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2010 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2010 are based on the historical consolidated financial statements of iGATE and the historical consolidated financial statements of Patni, both included in this offering memorandum, after giving effect to (i) the acquisition of Patni by iGATE, (ii) the issuance of $365 million of the Series B Preferred Stock, (iii) the issuance of $770 million of senior notes (collectively, the “Financing Transactions”), and (iv) the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

iGATE and Patni have the same fiscal year end. Accordingly, the unaudited pro forma condensed combined balance sheet as of December 31, 2010 combines iGATE’s and Patni’s historical audited consolidated balance sheets as of December 31, 2010. The unaudited pro forma condensed combined balance sheet is presented as if the Patni Acquisition and the Financing Transactions occurred on December 31, 2010. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2010 combines the audited historical results of iGATE and Patni for the year ended December 31, 2010 and is presented as if the Patni Acquisition and the Financing Transactions occurred on January 1, 2010.

The Patni Acquisition has been accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification No. 805, “Business Combinations”. Accordingly, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, has been allocated on a preliminary basis to net tangible and intangible assets acquired in connection with the acquisition based on their estimated fair values as of December 31, 2010. These allocations reflect various preliminary estimates and analyses, including preliminary work performed by third-party valuation specialists, and may be subject to material change at the time of the final purchase price allocation as valuations and estimates are finalized.

The unaudited pro forma condensed combined financial statements have been prepared by iGATE for illustrative purposes only and reflect preliminary estimates and assumptions which the Company believes to be reasonable based on information available at the time of their preparation, including preliminary fair value estimates of the net tangible and intangible assets acquired. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the combined results of operations or financial condition of iGATE that would have been reported had the Patni Acquisition been completed and the Financing Transactions occurred as of the dates presented and should not be taken as representative of the future combined results of operations or financial condition of iGATE. The unaudited pro forma condensed combined financial statements do not reflect all of the operating efficiencies that iGATE may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with iGATE’s historical consolidated financial statements and accompanying notes for its year ended December 31, 2010 included elsewhere in this offering memorandum and Patni’s historical consolidated financial statements and accompanying notes for its year ended December 31, 2010 which are included elsewhere in this offering memorandum.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2010

	December 31,		Reclassi-
	2010		fication	Pro Forma	Note	Pro Forma
	iGATE	Patni	(Note 3)	Adjustments	Reference	Combined

Assets
Current assets:
Cash and cash equivalents	$67,924	$78,734	$—	$(134,854)	2(c)	$11,804
Short-term investments	71,915	280,550	—	—		352,465
Investments held till maturity	—	3,087	—	—		3,087
Accounts receivable, net	37,946	121,618	—	—		159,564
Unbilled revenues	13,893	30,731	—	—		44,624
Prepaid expenses and other current assets	5,380	21,967	(5,177)	2,871	1(d),2b(ii)	25,041
Prepaid income taxes	—	4,325	—	—		4,325
Deferred tax assets	5,422	35,542	—	871	1(e)	41,835
Foreign exchange derivative contracts	794	—	5,177	—		5,971
Receivable from Mastech Holdings, Inc.	140	—	—	—		140

Total current assets	203,414	576,554	—	(131,112)		648,856

Deposits and other assets	5,443	36,410	(24,700)	24,797	1(d),2(b)(ii)	41,950
Investments in equity method investee	—	489	—	—		489
Property and equipment, net	52,950	136,236	24,700	171,843	1(b)	385,729
Prepaid income taxes	—	4,583	—	—		4,583
Deferred tax assets	10,117	16,622	—	—		26,739
Goodwill	31,741	69,662	—	487,681	1(a)	589,084
Intangible assets, net	1,378	32,228	—	211,486	1(c)	245,092

Total assets	$305,043	$872,784	$—	$764,695		$1,942,522

Liabilities, Preferred Stock and Equity
Current liabilities:
Accounts payable	$3,291	$5,886	$—	$—		$9,177
Accrued payroll and related costs	19,709	—	52,799	17,844	1(d),4(b)	90,352
Capital lease obligation	—	83	(83)	—		—
Accrued expenses	—	60,437	(38,809)	—		21,628
Other accrued liabilities	31,354	35,511	(17,416)	(3,748)	1(d),4(a)	45,701
Accrued income taxes	715	2,987	—	—		3,702
Deferred tax liabilities	—	—	—	—		—
Deferred revenue	667	17,922	3,509	(3,509)	1(d)	18,589

Total current liabilities	55,736	122,826	—	10,587		189,149

Notes offered	—	—	—	770,000	2(b)	770,000
Other long-term liabilities	1,251	22,407	(6,403)	—		17,255
Capital lease obligation	—	136	(136)	—		—
Foreign exchange derivative contracts	—	—	6,539	—		6,539
Accrued income taxes	—	26,599	—	—		26,599
Deferred tax liabilities	—	981	—	126,864	1(e)	127,845

Total liabilities	56,987	172,949	—	907,451		1,137,387

Series B Preferred Stock	—	—	—	361,606	2(a)(i&ii)	361,606
Equity
Shareholders’ equity	248,056	699,835	—	(723,061)	4(c)	224,830
Non controlling interest	—	—	—	218,699	1(f)	218,699

Total liabilities, preferred stock and equity	$305,043	$872,784	$—	$764,695		$1,942,522

(in thousands)

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2010

	Year Ended		Reclassi-
	December 31, 2010		fication	Pro Forma	Note	Pro Forma
	iGATE	Patni	(Note 3)	Adjustments	Reference	Combined

Revenues	$280,597	$701,699	$—	$—		$982,296
Cost of revenues (1)	167,906	455,947	(23,851)	—		600,002

Gross margin	112,691	245,752	23,851	—		382,294
Selling, general and administrative	50,669	134,106	(3,977)	(15,258)	4(a)	165,540
Depreciation and amortization	9,014	—	28,447	24,168	1(b&c)	61,629
Provision for doubtful debts and advances	—	619	(619)	—		—
Foreign exchange (gain)/loss, net	—	(22,009)	22,009	—		—

Income from operations	53,008	133,036	(22,009)	(8,910)		155,125
Interest (expense) income, net	3,116	13,404	—	(66,759)	2(b)	(50,239)
Gain on sale of investments and other income, net	1,947	6,075	110	—		8,132
Foreign exchange gain/(loss), net	(377)	—	22,009	—		21,632
Equity in loss of affiliated companies	—	—	(110)	—		(110)

Income before income taxes	57,694	152,515	—	(75,669)		134,540
Income tax expense/(benefit)	5,939	19,336	—	(29,421)	4(e)	(4,146)

Net income	51,755	133,179	—	(46,248)		138,686
Non-controlling interest	—	—	—	(20,817)	1(f)	(20,817)

Net income attributable to iGATE	51,755	133,179	—	(67,065)		117,869
Accretion to preferred stock	—	—	—	(330)	2(a)(ii)	(330)
Preferred dividend	—	—	—	(30,088)	2(a)(iii)	(30,088)

Net income attributable to iGATE common shareholders	$51,755	$133,179	—	$(97,483)		$87,451

Basic earnings per share:
Common stock	$0.92	$1.02	$—	—		$1.16
Unvested restricted stock	$0.92	$—	$—	—		$1.16
Series B Preferred Stock	$—	$—	$—	—		$2.70
Diluted earnings per share	$0.90	$0.99	$—	—		$1.13
Weighted average common shares, basic	56,055	130,101	—	—		56,055

Weighted average common shares, diluted	57,394	133,848	—	—		57,394

(in thousands, except per share data)

(1)	Cost of revenues is exclusive of depreciation and amortization for iGATE and it is inclusive in the case of Patni.

Notes to Unaudited Proforma Condensed Combined
Financial Statements

1.	Basis of Pro Forma Presentation

The Patni Acquisition involves acquiring (a) 60,091,202 shares or 45.6% (43.6% on a fully diluted basis) of the outstanding shares from Patni’s promoters, (b) 22,913,948 shares (inclusive of the American Depositary Shares of 20,161,867 shares) or 17.4% (16.6% on a fully diluted basis) of the outstanding shares from General Atlantic Mauritius Limited, and (c) 27,085,565 shares or 20.6% (20% on a fully diluted basis) of the outstanding shares from the public shareholders in the MTO totaling to 83.6% (80.2% on a fully diluted basis) of the outstanding shares of Patni. The Patni Acquisition is valued at approximately $1.22 billion. The Patni Acquisition is expected to be completed in the first half of 2011.

The estimated purchase price of the Patni Acquisition, assuming the MTO is fully subscribed, is computed on 110,090,715 shares (inclusive of the ADSs of 20,161,867 shares) at Rupees 503.50 or $11.11 per share (based on an exchange rate of Rupees 45.31 per USD as on January 10, 2011) to be purchased from various parties as follows (in thousands):

Amount

60,091,202 equity shares from Patni’s promoters	$667,754
20,161,867 ADSs from General Atlantic	224,045
2,752,081 equity shares from General Atlantic	30,582
27,085,565 equity shares from other public shareholders	300,984

Total estimated purchase price	$1,223,365

Under the acquisition method of accounting, the total purchase price will be allocated to Patni’s net tangible and intangible assets based on their estimated fair values at the date of acquisition. The excess purchase price after allocating it to net tangible and intangible assets will be recorded as goodwill. We have made a preliminary allocation to the assets acquired and liabilities assumed as of December 31, 2010 of the estimated purchase price as follows: (in thousands):

Amount

Property and equipment, net	$332,779
Intangible assets, net	243,714
Other assets, net
Cash and cash equivalents	78,734
Short-term investments	283,637
Accounts receivable, net	121,618
Unbilled revenues	30,731
Prepaid expenses and other current assets	14,502
Deposits and other assets	10,701
Investments in equity method investee	489
Deferred tax liabilities, net	(74,810)
Accounts payable	(5,886)
Accrued payroll and related costs	(55,799)
Other accrued liabilities	(39,723)
Accrued income taxes	(20,678)
Deferred revenue	(17,922)
Other long-term liabilities	(16,004)
Foreign exchange derivative contracts	(1,362)

884,721
Non controlling interest	(218,699)
Goodwill	557,343

$1,223,365

The Purchasers are making the MTO to the public shareholders of Patni to purchase up to 27,085,565 shares or 20.6% (20% on a fully diluted basis) of the outstanding share capital. For purposes of the unaudited pro forma condensed combined financial information, we have assumed that the MTO will be fully subscribed.

If the MTO is undersubscribed, the amount of the notes and/or the Series B Preferred Stock sold will be reduced due to the decrease in the estimated purchase price. If between 20.6% and 16.0% (the point at which we expect our total leverage ratio to be 3.75x) of the outstanding share capital of Patni (20.0% and 15.6%, respectively, on a fully diluted basis) is tendered in the MTO, the amount of the Series B Preferred Stock will be reduced in an amount corresponding to the decrease in the estimated purchase price. If less than 16.0% of the outstanding share capital of Patni (15.6% on a fully diluted basis) is tendered in the MTO, the amount of the notes will be reduced based on a fixed total leverage ratio of 3.75x with the balance of the reduction coming from the Series B Preferred Stock. However, as the Series B Preferred Stock cannot be reduced below $270 million, once the Series B Preferred Stock has reached its floor of $270 million, only the notes will be further reduced in an amount corresponding to the decrease in the estimated purchase price. In addition, the amount of the Series B Preferred Stock may be reduced regardless of the level of the MTO subscription if we decide to use any of our cash on hand to fund a portion of the Patni Acquisition. This is in conflict to use of cash for reducing Series B Preferred Stock.

For illustrative purposes only, we have estimated the impact on the preliminary purchase price and certain other financial metrics of the MTO not being fully subscribed. The estimated impact is as follows (in thousands):

	Full MTO	Estimated Impact Resulting from Undersubscription
	Subscription	of the MTO at the Following Approximate Levels
Percentage of Patni shares	20.6%	16.0%	15.0%	10.0%	5.0%	0.0%

Estimated purchase price	$1,223,365	$(66,390)	$(81,541)	$(154,689)	$(227,836)	$(300,984)
Goodwill	589,084	(5,788)	(7,110)	(13,488)	(19,865)	(26,243)
Total assets	1,942,522	(5,788)	(7,110)	(13,488)	(19,865)	(26,243)
Notes offered hereby	770,000	—	(4,937)	(59,689)	(132,836)	(205,984)
Series B Preferred Stock	365,000	(66,390)	(76,604)	(95,000)	(95,000)	(95,000)
Non controlling interest	218,699	60,602	74,431	141,201	207,971	274,741
Net income attributable to non controlling interest	20,817	5,768	7,085	13,440	19,796	26,152
Net income attributable to iGATE common shareholders	87,451	(296)	(513)	(2,506)	(5,058)	(7,609)

(a)	Goodwill (in thousands)

Amount

Estimated fair value	$557,343
Less: Balance per Patni financial statement	(69,662)

Pro forma adjustment	$487,681

(b)	Property and Equipment (in thousands)

Amount

Estimated fair value	$332,779
Less: Balance per Patni financial statement	(136,236)
Less: Leasehold land per Patni financial statement reclassified from other deposits	(24,700)

Pro forma adjustment	$171,843

We have also recorded incremental depreciation and amortization of $8.0 million on the increased value of property and equipment in the unaudited pro forma condensed combined statement of income.

(c)	Intangibles (in thousands)

Amount

Estimated fair value	$243,714
Less: Balance per Patni financial statement	(32,228)

Pro forma adjustment	$211,486

Intangible assets primarily include client relationships and intellectual property rights. The increase in the intangibles is due to the client relationships which are being amortized on an accelerated basis over the estimated life of 15 years. We have recorded an incremental amortization expense of $16.2 million as a result of the increase in the value of the intangibles in the unaudited pro forma condensed combined statement of income. The estimated amortization expense in each of the next five years is expected to be as follows (in thousands):

Year Ended December 31,	Amount

2011	$15,871
2012	15,426
2013	14,953
2014	14,486
2015	14,697

(d)	Others
We have estimated the fair value of prepaid expense and other current assets and deposits and other assets as well as deferred revenue by reducing the historical carrying value by approximately $2.3 million, $1.0 million and $3.5 million, respectively. The purchase price allocation also includes an accrual of $3.0 million as a result of certain payments that the Company is obligated to pay as a result of change in control.

Total estimated transaction costs for the Patni Acquisition, including the Series B Preferred Stock commitment fee (see Note 2(a)(v)) are approximately $13.4 million. Of this amount, we had incurred and expensed $3.8 million as of and for the year ended December 31, 2010. Since this amount is non-recurring and directly related to the transaction, a pro forma adjustment has been recorded to eliminate this expense from the unaudited pro forma condensed combined statement of income and reclassify this from accrued expenses to a reduction of cash and cash equivalents. We have recorded the balance amounting to $9.6 million ($8.4 million net of tax) in the unaudited pro forma condensed combined balance sheet as reduction of cash and cash equivalents and an adjustment to retained earnings because this cost is pertaining to the Patni Acquisition and is in the nature of a onetime expense.

(e)	Deferred Tax Liabilities, Net (in thousands)

		Amount
Estimated deferred tax
Deferred tax assets	$53,035
Deferred tax liabilities	(127,845)	$(74,810)

Less: Balance per Patni financial statement
Deferred tax assets	$52,164
Deferred tax liabilities	(981)	51,183

Pro forma adjustment		$(125,993)

The increase in deferred tax liability is due to the increased value of property and equipment and intangible assets calculated at the statutory rates (ranging from 18% to 42%) applicable to the respective geographies where the assets are located.

(f)	Non Controlling Interest
Non controlling interest represents the estimated fair value of the shares of Patni which are expected to be held by the general public post consummation of the Patni Acquisition assuming the MTO is fully subscribed. The estimated fair value of the non controlling interest totaling $218.7 million is determined based on Patni’s remaining outstanding equity shares of 21,560,615 (as determined based on the shares outstanding on January 7, 2011), assuming that MTO is fully subscribed, valued at Rupees 459.60 per share or approximately $10.14 per share

(based on Patni’s stock price on January 7, 2011, (the trading date prior to the announcement of the Patni Acquisition) and the exchange rate used is Rupees 45.31 per USD). A 10% variance in the stock price will impact the non controlling interest by $21.9 million. See Note 1 for a sensitivity analysis of the changes in the up-take of the MTO.

The non controlling interest share of profits is computed by adjusting the net income of Patni as follows (in thousands):

Amount

Net income per Patni Statement of Income	$133,179
Cost savings (see Note 4(a))	12,115
Stock based compensation expense (see Note 4(a))	(605)
Incremental depreciation and amortization (see Note 1(b&c)	(24,168)
Tax benefit, net (see Note 4(e))	6,591

Basis for non controlling interest calculation	$127,112

Non controlling interest share of profits (21,560,615/131,651,330*)	$20,817

*	Total number of outstanding common shares as on January 7, 2011.

2.	Financing transactions

(a)	Issuance of 8% Series B Preferred Stock
On January 10, 2011, we entered into a securities purchase agreement with Viscaria, a company backed by funds advised by Apax Partners LLP and Apax Partners, L.P., to raise equity financing to pay a portion of the cash consideration for the Patni Acquisition. Under this securities purchase agreement, we agreed to sell to Viscaria, in a private placement, up to 480,000 shares ($480 million) of our newly designated 8.0% Series B Preferred Stock. Viscaria agreed to purchase the shares of the Series B Preferred Stock at two separate closings: (i) $210 million of the Series B Preferred Stock at the first closing (which occurred on February 1, 2011), and (ii) up to an additional $270 million of the Series B Preferred Stock at a second closing, depending on the take-up of the MTO and use of our cash (which is expected to occur a few days prior to closing of the Patni Acquisition) to fund the Patni Acquisition. We are required to pay Viscaria a 1% commitment fee on the unissued/unutilized amount of the equity financing arrangement.

(i)	The unaudited pro forma condensed combined balance sheet assumes the issuance of $365 million of the Series B Preferred Stock on December 31, 2010.
(ii)	Estimated costs, consisting principally of professional fees related to the issuance of the Series B Preferred Stock, are approximately $3.4 million and have been recorded as a reduction of the proceeds received. These costs are being accreted over the redemption period of six years. The amount accreted for the year ended December 31, 2010 is $0.3 million.
(iii)	The dividend on the Series B Preferred Stock is $30.1 million assuming it was issued on January 1, 2010.
(iv)	The 2010 dividend at $0.26 per share which was distributed to common stockholders was also assumed to be distributed to the Series B Preferred stockholders amounting to $4.8 million in calculating the pro forma earnings per share.
(v)	As we do not anticipate the requirement for the issuance of additional Series B Preferred Stock beyond the assumed $365 million, we have recorded the commitment fee on the remaining $115 million amounting to $1.2 million ($1.0 million net of tax) in the unaudited pro forma condensed combined balance sheet as reduction of cash and cash equivalents and an adjustment to retained earnings because this cost is pertaining to the Patni Acquisition and is in the nature of a onetime expense. This fee may increase if we reduce the amount of Series B Preferred Stock financing by using a portion of our cash.

(b)	Debt Arrangement – Issuance of Senior Notes

(i)	The unaudited pro forma condensed combined balance sheet assumes the issuance of $770 million of senior notes offered hereby on December 31, 2010.
(ii)	Estimated costs, consisting of professional fees, commitment fees and placement fees, related to the issuance of the senior notes offered hereby are approximately $31.0 million. These deferred financing costs have been recorded as pro forma adjustments in prepaid expenses and other current assets amounting to $5.2 million and deposits and other assets amounting to $25.8 million in the unaudited pro forma condensed combined balance sheet and are being amortized to interest expense using the effective interest method over the life of the notes of five years. Interest expenses related to amortization of deferred financing costs recorded as a pro forma adjustment for the year ended December 31, 2010 was $5.2 million.

(iii)	Interest expense, calculated at an assumed rate of 8.0% per annum, of approximately $61.6 million has been recorded as a pro forma adjustment. A 1/8% variance in the interest rate will impact interest expense by $1.0 million per annum.

Total interest expense recorded as a pro forma adjustment of $66.8 million represents interest cost of $61.6 million on the debt financing arrangements in connection with the Patni Acquisition and $5.2 million relating to amortization of deferred financing costs.

(c)	Cash and Cash Equivalents
Source and application of funds affecting cash and cash equivalents (in thousands):

Amount

Proceeds from issuance of senior unsecured notes, net of issuance costs $31.0 million	$739,035
Proceeds from issuance of preferred stock, net of issuance costs of $3.4 million	361,606

1,100,641
Less: Estimated purchase price (see Note 1)	(1,223,365)
Less: Estimated transaction costs (see Notes 1(d) and 2(a)(v))	(12,130)

Pro forma adjustment	$(134,854)

3.	Reclassifications

Certain reclassifications have been made to conform Patni’s historical amounts to iGATE’s presentation. These reclassifications are as follows:

Reclassification in Unaudited Condensed Combined Balance Sheet

(a)	Foreign exchange derivative contracts amounting to $5.2 million are reclassified from prepaid expenses and other current assets to disclose the same separately on the face of unaudited condensed combined balance sheet.
(b)	Leasehold land amounting to $24.7 million is reclassified from deposits and other assets to property and equipment.
(c)	Accrued payroll and related costs amounting to $38.8 million and $14.0 million are reclassified from accrued expenses and other accrued liabilities, respectively, and disclosed separately on the face of the unaudited condensed combined balance sheet.
(d)	Deferred revenue amounting to $3.5 million is reclassified from other accrued liabilities and disclosed separately on the face of the unaudited condensed combined balance sheet.
(e)	Capital lease obligation amounting to $0.1 million each under current liabilities and non-current liabilities were combined with other accrued liabilities under current liabilities and other long-term liabilities under non-current liabilities, respectively.
(f)	Foreign exchange derivative contracts amounting to $6.5 million is reclassified from other long-term liabilities and disclosed separately on the face of the unaudited condensed combined balance sheet.

Reclassifications in Unaudited Condensed Combined Statement of Income

(a)	Depreciation and amortization expense amounting to $19.9 million and $8.5 million is reclassified from cost of revenues and selling, general and administrative costs, respectively, and disclosed separately on the face of the unaudited condensed combined statement of income.
(b)	Certain costs amounting $4.0 million relating to office rent, electricity, water, diesel, repair and maintenance are reclassified from cost of revenues and disclosed as part of selling, general and administrative costs.
(c)	Provision for doubtful debts and advances amounting to $0.6 million is combined with selling, general and administrative costs.
(d)	Foreign exchange (gain)/loss, net shown as part of income from operations is now disclosed as part of income before income taxes.

(e)	Equity in loss of affiliated companies of $0.1 million has been reclassified to be shown separately on the face of the unaudited condensed combined statement of income.

4.	Other Pro Forma Adjustments

(a)	Selling, General and Administrative Costs
We have recorded the following adjustments in the unaudited pro forma condensed combined statement of income affecting the selling, general and administrative costs (in thousands):

Amount

Cost savings	$(12,115)
Reversal of onetime acquisition cost (see Note 1(d))	(3,748)
Stock based compensation expense	605

Pro forma adjustment	$(15,258)

Cost savings represents the net recurring cost savings identified by the management in a formal plan related to termination of the services of certain employees and vacating certain redundant facilities to occur after the transaction closes.

iGATE uses the Black-Scholes-Merton pricing model to determine the fair value of share-based awards on the date of grant which is recorded as an expense on a straight-line basis over the vesting term. Patni uses the Black-Scholes-Merton pricing model to determine the fair value of share-based awards on the date of grant which is recorded as an expense on an accelerated basis over the vesting term. We have recorded $0.6 million of stock based compensation expense in the unaudited pro forma condensed combined statement of income to conform to our accounting policy.

(b)	Accrued Payroll and Related Costs
The pro forma adjustments to accrued payroll and related costs reflects primarily onetime costs amounting to $14.0 million ($9.3 million net of tax) relating to the termination of the services of certain employees to occur after the Patni Acquisition closes and onetime retention bonuses totaling $8.5 million ($5.5 million net of tax), respectively.

(c)	Shareholders’ Equity (in thousands):

Amount

Elimination of historical Patni equity	$699,835
Employee costs (net of tax $4,637)	9,319
Transaction costs and Series B Preferred Stock commitment fee (net of tax $1,246)	8,382
Retention costs (net of tax $2,975)	5,525

Pro forma adjustment	$723,061

(d)	Depreciation and Amortization
The pro forma adjustment discussed in Note 1 reflects the incremental depreciation and amortization as a result of step up to the property and equipment and intangible assets. The estimated useful lives considered for the purpose of estimated fair value of tangible fixed assets and customer relationships are as follows:

Leasehold land	Lease term
Building	50 years
Computer	3 years
Furniture and fixtures	5 years
Office equipments	3 – 12 years
Vehicles	5 years
Intellectual property rights	7 to 10 years
Customer relationships	15 years

As discussed in the introductory paragraph to the unaudited pro forma condensed combined financial statements, the valuation of intangible assets and property and equipment is preliminary and the estimated fair value may change, which would impact amortization and depreciation expense in the unaudited pro forma condensed combined statement of income. For illustrative purposes only, a 10.0% change in the estimated fair value of the intangible assets would have an impact on the amortization expense of $2.2 million for the year ended December 31, 2010. Additionally, a 10.0% change in the estimated fair value of the property and equipment would have an impact on the depreciation expense by $2.1 million for the year ended December 31, 2010.

The estimated remaining useful lives for property and equipment, other than buildings, are based on a preliminary evaluation of the assets being acquired. As further evaluation of the property and equipment acquired is performed, there could be changes in the estimated remaining useful lives. To demonstrate the sensitivity of the pro forma depreciation expense increase/(decrease) to changes in the estimated remaining useful lives, the following table shows the impact of a hypothetical 10.0% increase or decrease in the estimated remaining useful life for property and equipment, exclusive of buildings, for the year ended December 31, 2010 (in thousands):

Amount

10.0% increase in estimated remaining useful lives	$(537)
10.0% decrease in estimated remaining useful lives	$263

This sensitivity analysis is provided for illustrative purposes only. The actual change in estimated remaining useful lives, if any, could be materially different.

(e)	Income Tax Expense (Benefit)
Income tax benefit primarily represents the benefit of $23.4 million and $8.0 million arising from interest and depreciation expense, respectively, deductible for income tax purposes calculated at the statutory rate (ranging from 18% to 42%) applicable to the respective geography where the expenses are accrued and expensed. The additional income arising from estimated cost savings has resulted in tax expense of $1.5 million calculated at the statutory rates (ranging from 18% to 35%) applicable to the respective geographies where the cost savings are recorded. We have also recorded the tax expense of $0.5 million on account of reversal of onetime acquisition costs accrued and expensed in the historical statement of income of iGATE.

5.	Pro Forma Earnings Per Share

The Company computes earnings per share in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings per Share”. Basic earnings per share for the two classes of stock (common stock, unvested restricted stock and participating convertible preferred stock) is calculated by dividing net income available to each class by the weighted average number of shares of each class. Diluted earnings per share is computed using the weighted average number of common stock, unvested restricted stock plus the potentially dilutive effect of common stock and convertible preferred stock equivalents.

Earnings per share for the common stock, unvested restricted stock and participating convertible preferred stock under the two class method are presented below (in thousands, except per share data):

		Amount

Net income attributable to iGATE common shareholders		$87,451
Add: Dividend on Series B Preferred Stock		30,088

		117,539
Distributed earnings:
Common stock ($0.26 per share)	$14,509
Unvested restricted stock ($0.26 per share)	104
Participating preferred stock ($0.26 per share plus preferred dividend)	34,928	$49,541

Undistributed earnings allocation:
Common stock	$50,114
Unvested restricted stock	359
Participating preferred stock	17,525	$67,998

Weighted average share outstanding:
Common stock	55,656
Unvested restricted stock	399
Participating preferred stock	19,462	75,517

Weighted average common stock outstanding	55,656
Dilutive effect of stock options and restricted shares outstanding	1,738	57,394

Distributed earnings per share:
Common stock		$0.26
Unvested restricted stock		$0.26
Participating preferred stock		$1.80
Undistributed earnings per share:
Common stock		$0.90
Unvested restricted stock		$0.90
Participating preferred stock		$0.90
Basic earnings per share:
Common stock		$1.16
Unvested restricted stock		$1.16
Participating preferred stock		$2.70
Diluted earnings per share		$1.13

The number of outstanding options to purchase common shares for which the option exercise prices exceeded the average market price of the common shares aggregated 0.6 million shares for the year ended December 31, 2010. These options were excluded from the computation of diluted earnings per share under the treasury stock method. The number of outstanding participative convertible preferred stock for which the earnings per share exceeded the earnings per share of common stock aggregated to 19.5 million shares for the year ended December 31, 2010. These shares were excluded from the computation of diluted earnings per share as they were anti-dilutive.

Description of Certain Indebtedness

The following is a summary of certain provisions of the instruments evidencing our material indebtedness. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this offering memorandum.

Revolving Credit Facility

Concurrently with the consummation of the Patni Acquisition, we expect that the Company, as borrower, will enter into the Revolving Credit Facility with an affiliate of Jefferies & Company, Inc., as administrative agent, an affiliate of RBC Capital Markets, LLC, as syndication agent, and the lenders party thereto from time to time. The following is a summary description of certain terms of our Revolving Credit Facility. The terms of the credit agreement and related documentation for the Revolving Credit Facility are under discussion, and accordingly their definitive terms may vary from those described below.

The Revolving Credit Facility is expected to provide for up to $50 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit), of which up to $15 million will be available to be drawn in Canadian dollars. Until the administrative agent shall have received a perfected security interest in 65% of the voting stock of iGATE India, availability under the Revolving Credit Facility shall be subject to compliance with a borrowing base comprised of 75% of certain receivables of the Company and certain of its subsidiaries. The proceeds of the Revolving Credit Facility will be available on a revolving basis to finance the working capital needs and general corporate purposes of the borrower and its subsidiaries.

Maturity; Prepayments
The Revolving Credit Facility will have a four-and-one-half-year maturity and will not be subject to mandatory prepayments. Voluntary prepayments and commitment reductions will be permitted in minimum amounts to be agreed.

Security; Guarantees
The obligations of the Company under the Revolving Credit Facility are expected to be guaranteed by each direct and indirect, existing and future, domestic material wholly-owned restricted subsidiary of the Company, subject to certain exceptions to be agreed.

The Revolving Credit Facility is expected to be secured on a first priority basis by a perfected security interest in substantially all of the Company’s and each guarantor’s tangible and intangible assets (subject to certain exceptions), including U.S. registered intellectual property, owned real property above a value to be agreed and all of the capital stock of the borrower and each of its direct and indirect restricted subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries).

Interest
At the Company’s election, the interest rate per annum applicable to the loans under the Revolving Credit Facility will be based on a fluctuating rate of interest determined by reference to either (i) a base rate determined by reference to the higher of (a) the prime commercial lending rate published by the Wall Street Journal as the “prime rate,” (b) the federal funds effective rate plus 0.50% and (c) the Eurodollar rate applicable for an interest period of one month plus 1%, plus an applicable margin currently expected to be approximately 3.50% or (ii) a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin currently expected to be approximately 4.50%.

Fees
We will pay certain recurring fees with respect to the Revolving Credit Facility, including (i) fees on the unused commitments of the lenders under the revolving facility, (ii) letter of credit fees on the aggregate face amounts of outstanding letters of credit plus a fronting fee to the issuing bank and (iii) administration fees.

Covenants
The Revolving Credit Facility will contain a number of customary affirmative and negative covenants that, among other things, will limit or restrict the ability of the Company and its restricted subsidiaries to:

•	incur additional indebtedness (including guarantee obligations);
•	incur certain liens;
•	engage in mergers, consolidations, liquidations and dissolutions (other than pursuant to the Transactions);

•	sell assets;
•	make certain restricted payments; and
•	engage in certain transactions with affiliates.

In addition, under the Revolving Credit Facility, the borrower will be required to comply with a specified financial ratio if the loans outstanding under the Revolving Credit Facility are in excess of the borrowing base.

Events of Default
The Revolving Credit Facility will contain customary events of default, including nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; cross-default and cross-acceleration to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or subordination provisions; non-perfection of security interest; and a change of control. Our ability to borrow under the Revolving Credit Facility will be dependent on, among other things, our compliance with the above-described financial ratio. Failure to comply with this ratio or the other provisions of the credit agreement for the Revolving Credit Facility (subject to certain grace periods) could, absent a waiver or an amendment from the lenders under such agreement, restrict the availability of the Revolving Credit Facility and permit the acceleration of all outstanding borrowings under such credit agreement.

Terms Subject to Change
The terms described above are subject to change. The availability of the Revolving Credit Facility is subject to a number of conditions, including the consummation of the Patni Acquisition. To the extent that any of these conditions are not satisfied, the Revolving Credit Facility may not be available on the terms described herein or at all.

Packing Credit Facility

On or about [March 31, 2011], iGS entered into the Packing Credit Facility with Standard Chartered Bank. The following is a summary description of certain terms of iGS’s Packing Credit Facility. The terms of the credit agreement and related documentation for the Packing Credit Facility are under discussion, and accordingly their definitive terms may vary from those described below.

The Packing Credit Facility is expected to provide for up to $70 million of revolving extensions of credit outstanding at any time, available to be drawn in Indian rupees or other foreign currencies to be agreed. The proceeds of the Packing Credit Facility will be available on a revolving basis to finance the working capital needs and general corporate purposes of iGS.

Maturity; prepayments
The Packing Credit Facility will have a six-month maturity, subject to an ability to extend for successive six-month periods upon mutual agreement between Standard Chartered Bank and iGS. The Packing Credit Facility will not be subject to mandatory prepayments. Voluntary prepayments will be permitted in amounts and subject to terms to be agreed.

Security; guarantees
The obligations of iGS under the Packing Credit Facility will be unsecured and will not be guaranteed by any other subsidiary of the Company or iGS; provided that if iGS later grants security to another bank in connection with any other credit facility, its obligations under the Packing Credit Facility shall become secured on an equal priority basis and with support from the same collateral as such other secured facility.

Interest
The interest rate per annum applicable to the loans under the Packing Credit Facility will be based on a fluctuating rate of interest determined by reference to either (i) in the case of borrowings denominated in Indian rupees, the base rate established by Standard Chartered Bank plus an applicable margin to be mutually agreed or (ii) in the case of borrowings denominated in any other currency, a rate determined by reference to LIBOR, plus an applicable margin to be mutually agreed.

Covenants
The Packing Credit Facility will contain a number of affirmative and negative covenants that, among other things, will limit or restrict the ability of iGS to:

•	engage in certain mergers, consolidations, liquidations and dissolutions without providing notice to Standard Chartered Bank (to the extent permitted by law);
•	use the proceeds of the Packing Credit Facility for certain types of investments; and
•	make material amendments in its organizational documents.

Events of default
The Packing Credit Facility will contain customary events of default, including nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; cross-default and cross-acceleration to material indebtedness; bankruptcy events; material judgments; actual or asserted invalidity of loan documents; and use of proceeds.

Terms subject to change
The terms described above are subject to change and the availability of the Packing Credit Facility are subject to a number of conditions. To the extent that any of these conditions are not satisfied, the Packing Credit Facility may not be available on the terms described herein or at all.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iGATE CORPORATION
By:	/s/ Mukund Srinath
Name:	Mukund Srinath
Title:	Corporate Secretary

April 4, 2011